--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /     Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           GENOVESE DRUG STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

(5) Total fee paid:
--------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

(3) Filing Party:
--------------------------------------------------------------------------------

(4) Date Filed:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    [LOGO]

                           GENOVESE DRUG STORES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 15, 1998

                          ---------------------------

     The Annual Meeting of Shareholders of Genovese Drug Stores, Inc. (the 'Company') will be held at the executive offices of the Company, 80 Marcus Drive, Melville, New York, on Monday, June 15, 1998 at 11:00 A.M., local time. The items to be considered and acted upon at the meeting will be:

          1. The election of three Class III directors to serve until the 2001 Annual Meeting of Shareholders.

          2. To consider a proposal to amend the 1984 Employee Stock Option and Stock Appreciation Rights Plan (the '1984 Plan') to increase the number of shares of Class A common stock of the Company available thereunder by 500,000 shares.

          3. Such other business as may properly come before the Annual Meeting, or any adjournments thereof.

     Only shareholders of record at the close of business on April 22, 1998 are entitled to notice of, and to vote at, the Annual Meeting.

     Shareholders are invited to attend the Meeting, where they can vote in person or by proxy. Those Shareholders who cannot attend the Meeting are requested to vote and sign the enclosed proxy card and return it in the enclosed self-addressed postage paid envelope. Please return the proxy card as soon as possible to ensure that your vote is counted and to save the Company additional expenses in soliciting proxies.

     A proxy statement and proxy card are furnished herewith, along with the Company's Fiscal 1998 Annual Report.

                                          By Order of the Board of Directors

                                          DONALD W. GROSS
                                          Secretary
May 7, 1998
Melville, New York

                           GENOVESE DRUG STORES, INC.
                                80 MARCUS DRIVE
                            MELVILLE, NEW YORK 11747

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 15, 1998
                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the 'Board') of Genovese Drug Stores, Inc. (the 'Company') of proxies for use at the Company's Annual Meeting of Shareholders (the '1998 Annual Meeting') to be held at 11:00 A.M., local time, on Monday, June 15, 1998, at the executive offices of the Company, 80 Marcus Drive, Melville, New York and at any adjournments thereof. The Proxy Statement and accompanying form of proxy are being mailed on or about May 7, 1998 to shareholders of record at the close of business on April 22, 1998.

                     SOLICITATION AND REVOCATION OF PROXIES

     The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company personally or by telephone, at minimal cost to the Company, for which they will receive no additional compensation. The Company may reimburse brokers and others for reasonable costs incurred by them in obtaining voting instructions from beneficial owners of common stock held by their principals.

     If proxy cards in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below,
(ii) for the proposed amendment and (iii) in the discretion of the proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournments thereof.

                VOTING SECURITIES OF THE COMPANY; REQUIRED VOTE

     Only holders of record as of the close of business on April 22, 1998 are entitled to vote at the 1998 Annual Meeting. On that date, there were outstanding 7,325,913 shares of the Class A Common Stock of the Company, each entitling the holder thereof to one vote per share, and 6,368,780 shares of the Class B Common Stock of the Company, each entitling the holder thereof to ten votes per share.

     The election of each nominee for director requires a plurality of the total votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named. The amendment to the 1984 Employee Stock Option and Stock Appreciation Rights Plan, as amended (the '1984 Plan'), requires the approval of a majority of the total votes cast. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes. Proxy ballots are received and tabulated by the Company's transfer agent and certified by the inspectors of election.

                             ELECTION OF DIRECTORS

     In accordance with the Certificate of Incorporation and the By-Laws of the Company, the number of directors constituting the whole Board of Directors for the ensuing year is nine. The Company's Board of Directors is divided into three classes with a minimum of three directors in each class, and directors in each class are elected for three-year terms or until their successors are duly elected and qualified. Herbert J. Kett retired as a Class I director effective April 3, 1998. Therefore, there are currently only two Class I directors and one vacancy.

     Under the Certificate of Incorporation and the By-Laws of the Company, only the Class III directors (a total of three) are nominees for election at the 1998 Annual Meeting and are scheduled to serve for terms lasting for three years until the Company's 2001 Annual Meeting of Shareholders. The Board of Directors has no reason to believe that any of the nominees for director will not serve as a director, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board of Directors.

     The following table sets forth information for each of the three Class III director nominees for election at the 1998 Annual Meeting and for each director continuing in office, including their age, present principal occupation and positions held during the past five years, directorships held in any other publicly held corporations, and the year in which each first became a director of the Company. The information provided in connection with this table has been obtained from the Company's records, information furnished by the directors as of March 15, 1998, and a review of statements filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and received by the Company through March 15, 1998.

       CLASS III DIRECTORS TO BE ELECTED FOR A TERM WHICH EXPIRES AT THE
                              2001 ANNUAL MEETING

                                    POSITIONS WITH COMPANY,
                                 BUSINESS EXPERIENCE AND OTHER          DIRECTOR
NAME                 AGE                 DIRECTORSHIPS                   SINCE
------------------   ---   ------------------------------------------   --------
ABRAHAM ALLEN        72    Self-employed health care consultant since     1986
(a) (b) (c) (d)              1986
THOMAS M. COONEY     72    President of Gibson Foundation since 1988;     1988
(a) (b) (c) (d)              Director, The William Carter Company
LEONARD GENOVESE     63    Chairman of the Board since 1978 and           1961
(d) (e)                      President since 1974 of the Company;
                             Director of TR Financial Corp. since
                             1993; Director of Aid Auto Stores, Inc.
                             and Kellwood Company since 1995;
                             Director of The Stephan Co. since 1997

    CLASS I DIRECTORS WHOSE PRESENT TERMS EXPIRE AT THE 1999 ANNUAL MEETING

                                    POSITIONS WITH COMPANY,
                                 BUSINESS EXPERIENCE AND OTHER          DIRECTOR
NAME                 AGE                 DIRECTORSHIPS                   SINCE
------------------   ---   ------------------------------------------   --------
WILLIAM J. MCKENNA   71    Chairman of the Board since 1991 of            1979
(a) (c) (d)                  Kellwood Company; Director of UMB
                             Financial Corporation since 1984
FRANCES GENOVESE     67    Director of the Company since 1975             1975
WANGBERG (d) (e)

    CLASS II DIRECTORS WHOSE PRESENT TERMS EXPIRE AT THE 2000 ANNUAL MEETING

                                    POSITIONS WITH COMPANY,
                                 BUSINESS EXPERIENCE AND OTHER          DIRECTOR
NAME                 AGE                 DIRECTORSHIPS                   SINCE
------------------   ---   ------------------------------------------   --------
CHARLES HAYWARD      66    Financial services consultant since 1988       1981
(a) (b) (c) (d)
ROBERT N. HIATT      61    Retired Chairman, Maybelline, Inc.             1997
(a) (b) (c) (d)

                                    POSITIONS WITH COMPANY,
                                 BUSINESS EXPERIENCE AND OTHER          DIRECTOR
NAME                 AGE                 DIRECTORSHIPS                   SINCE
------------------   ---   ------------------------------------------   --------
ALLAN PATRICK        51    Executive Vice President of the Company        1987
                             since 1990
THOMAS J. MORAN      45    President and Chief Executive Officer of       1995
(a) (b) (c) (d)              Mutual of America Life Insurance Company
                             since 1994; President and Chief
                             Operating Officer, 1992 to 1994;
                             Executive Vice President, 1989 to 1992

------------------------
(a) Member of the Audit Committee.

(b) Member of the Compensation Committee.

(c) Member of the Finance Committee.

(d) Member of the Nominating Committee.

(e) Leonard Genovese is the brother-in-law of Frances Genovese Wangberg.

              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Board, which met five times during fiscal year 1998 (ended January 30, 1998), has standing Audit, Compensation, Finance and Nominating Committees to assist it in the discharge of its responsibilities. The Committees and their principal functions are described below.

     The Audit Committee consists of Messrs. Allen, Cooney, Hayward (Chairman), Hiatt, McKenna and Moran. The Audit Committee met twice in fiscal year 1998. This Committee recommends to the Board the engagement of independent auditors for the ensuing year, reviews the scope and budget for the annual audit and reviews with the auditors the results of their engagement, the financial statements and management report. In addition, the Audit Committee reviews the scope of and compliance with the Company's internal controls and reviews recommendations made by the independent auditors with respect to changes in accounting principles and internal controls.

     The Compensation Committee consists of Messrs. Allen, Cooney, Hayward, Hiatt and Moran (Chairman). The Compensation Committee met three times in fiscal year 1998 and approves or recommends to the Board compensation and special compensation for senior management in the form of bonuses and incentives, and recommends to the Board the adoption and implementation of incentive compensation plans, stock option plans and employee benefit plans, as well as any modifications to existing plans.


     The Finance Committee consists of Messrs. Allen (Chairman), Cooney, Hayward, Hiatt, McKenna and Moran. The Finance Committee met once in fiscal year 1998. It reviews the financial condition and capital structure of the Company and advises the Board with respect to acquisitions, divestitures and other financial matters affecting the Company.

     The Nominating Committee consists of Messrs. Allen, Cooney, Genovese (Chairman), Hayward, Hiatt, McKenna and Moran and Frances Genovese Wangberg. The Committee will consider nominees recommended by Shareholders for election to the Board. Recommendations should be sent to the Secretary of the Company at the Company's executive offices. The Nominating Committee met once in fiscal year 1998 and reviews and recommends criteria for Board membership.

                           COMPENSATION OF DIRECTORS

     The Company's present policy is to pay each director, exclusive of employee directors, a fee of $5,000 per meeting for serving as a director. Members of the Committees of the Board of Directors are not paid additional amounts for attending Committee meetings. Under the terms of the 1984 Plan, each non-employee director of the Company is eligible to receive a discretionary grant of options to purchase shares of Class A Common Stock. The number of shares is determined by the Board of Directors in its sole discretion. On March 12, 1997, each of the seven non-employee directors received a discretionary grant of options to purchase 4,000 shares of Class A common stock. On June 16, 1997, each of the seven non-employee directors received 23,000 'premium-priced' options, as follows: an option to purchase 5,000 Class A shares at an exercise price of $19.38 per share (the fair market value of the Class A common stock on the date of grant), an option to purchase 7,500 Class A shares at an exercise price of $25.00 per share and an option to purchase 10,500 Class A shares at an exercise price of $30.00 per share. After giving effect to the 10% stock dividend paid in January 1998 and the anti-dilution provisions of the 1984 Plan, the 4,000 options granted on March 12, 1997 have increased to 4,400 options and the 23,000 options granted on June 16, 1997 have increased to 25,300 options as follows: an option to purchase 5,500 Class A shares at an exercise price of $17.62, an option to purchase 8,250 Class A shares at an exercise price of $22.73, and an option to purchase 11,550 Class A shares at an exercise price of $27.27. These options are immediately exercisable.

     During fiscal year 1998, each director attended at least 75% of the meetings held by the Board and the Committees of which he or she is a member. Robert N. Hiatt was elected as a director on March 12, 1997. Herbert J. Kett retired as a director on April 3, 1998. Certain directors may receive additional forms of compensation, as described elsewhere in this Proxy Statement.

               OWNERSHIP OF SECURITIES BY PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the Class A Common Stock and Class B Common Stock owned beneficially as of March 15, 1998, or as otherwise noted, by any person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either class of Common Stock. The persons identified in this table have sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Company by each of them.


                              CLASS A SHAREHOLDERS

                                               AMOUNT AND NATURE OF
                                                    BENEFICIAL         PERCENT
NAME & ADDRESS(a)                                  OWNERSHIP(b)        OF CLASS
--------------------------------------------   --------------------    --------
Genovese Drug Stores, Inc. Employee
  Stock Ownership Plan & Trust ('ESOP').....           417,222            5.8
T. Rowe Price Associates, Inc. (c)
  100 E. Pratt Street
  Baltimore, MD 21202
  (as of December 31, 1997).................           368,060            5.2
Dimensional Fund Advisors Inc. (c)
  1299 Ocean Avenue, 11th floor
  Santa Monica, CA 90401
  (as of December 31, 1997).................           324,338            5.1
Leonard Genovese(d).........................         4,133,908           36.7(e)
Frances Genovese Wangberg(d)................         2,163,745           23.0(e)
Trust under the Will of the late
  Joseph W. Genovese, Jr.(d)................         1,905,572           20.8(e)
Trust under the Will of the late
  Joseph W. Genovese, Sr....................           688,932            8.7(e)

                              CLASS B SHAREHOLDERS

                                               AMOUNT AND NATURE OF
                                                    BENEFICIAL         PERCENT
NAME & ADDRESS(a)                                  OWNERSHIP(b)        OF CLASS
--------------------------------------------   --------------------    --------
Leonard Genovese(d)(f)......................         3,939,603           61.2
Frances Genovese Wangberg(d)(g).............         2,107,275           32.7
Trust under the Will of the late
  Joseph W. Genovese, Jr.(d)................         1,905,572           29.6
Trust under the Will of the late
  Joseph Genovese, Sr.......................           688,932           10.7

------------------
(a) Except as otherwise noted, the address for all beneficial owners is 80 Marcus Drive, Melville, New York 11747.

(b) Certain shares in the table have been counted twice because of certain rules and regulations of the Securities and Exchange Commission. See notes (f) and
    (g).

(c) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. or Dimensional Fund Advisors Inc., as applicable (each, a 'Fund Advisor'), serves as investment advisor with power to direct investment and/or shared power to vote the securities. For purposes of the reporting requirements of the Exchange Act, each Fund Advisor is deemed to be a beneficial owner of such securities; however, each Fund Advisor expressly disclaims that it is, in fact, the beneficial owner of such securities.

(d) All shares of Common Stock beneficially owned by Leonard Genovese and Frances Genovese Wangberg are subject to the terms of the Stockholders Agreement, as described below. The shares of Class B Common Stock owned by the Trust under the Will of the late Joseph W. Genovese, Jr. are held for the benefit of Frances Genovese Wangberg

(e) Because shares of Class B Common Stock may be converted at any time to shares of Class A Common Stock on a one-for-one basis, under Securities and Exchange Commission rules each beneficial owner of outstanding shares of Class B Common Stock is deemed to be the beneficial owner of shares of Class A Common Stock. As of March 15, 1998, the following persons were deemed to be beneficial owners of more than 5% of the outstanding Class A Common Stock and each were deemed to own the following number of shares of Class A Common Stock (and percent of outstanding Class A Common Stock) assuming conversion of shares of Class B Common Stock and exercise of stock options to purchase shares of Class A Common Stock: Leonard Genovese, 4,133,908 Class A shares (36.7%), consisting of 3,939,603 shares of Class B Common Stock, 110,363 shares of Class A Common Stock and options covering 83,942 shares of Class A Common Stock; Frances Genovese Wangberg, 2,163,745 Class A shares (23.0%), consisting of 2,107,275 shares of Class B Common Stock, 9,900 shares of Class A Common Stock and options covering 46,570 shares of Class A Common Stock; Trust under the Will of the late Joseph W. Genovese, Jr., 1,905,572 Class A shares (20.8%), consisting of 1,905,572 shares of Class B Common Stock; and Trust under the Will of the late Joseph Genovese, Sr., 688,932 Class A shares (8.7%) consisting of 688,932 shares of Class B Common Stock.

(f) Includes 688,932 shares of Class B Common Stock listed as beneficially owned by the Trust under the Will of the late Joseph Genovese, Sr., of which Mr. Genovese is Trustee and 1,905,572 shares of Class B Common Stock listed as beneficially owned by the Trust under the Will of the late Joseph Genovese, Jr., of which Mr. Genovese is Co-Trustee. Mr. Genovese disclaims any beneficial ownership in any such shares. Additionally, Mr. Genovese owns 110,363 shares of Class A Common Stock and also has options to purchase 83,942 more shares of Class A Common Stock.

(g) Includes 1,905,572 shares of Class B Common Stock listed as beneficially owned by the Trust under the Will of the late Joseph W. Genovese, Jr. for the benefit of Frances Genovese Wangberg, of which Frances Genovese Wangberg is Co-Trustee with Leonard Genovese. Additionally, Mrs. Wangberg owns 9,900 shares of Class A Common Stock and also has options to purchase 46,570 more shares of Class A Common Stock.

     Leonard Genovese is the brother-in-law of Frances Genovese Wangberg. These persons are deemed 'associates' of each other as that term is defined in the regulations promulgated under the Exchange Act.

     The Trust under the Will of the late Joseph W. Genovese, Jr. may be deemed to be an 'associate' of Frances Genovese Wangberg and Leonard Genovese and the Trust under the Will of the late Joseph Genovese, Sr. may be deemed to be an 'associate' of Leonard Genovese as that term is so defined. The term 'associate' is used to indicate a relationship with any person, including, in this situation, any trust or estate as to which such person has a substantial beneficial interest, or as to which such person serves as trustee or in any other fiduciary capacity, and any relative or spouse of such person who has the same home as such person or who is a director or officer of the Company.

                        SECURITY OWNERSHIP BY MANAGEMENT

     The following table presents the number of shares of the Company's Class A Common Stock and Class B Common Stock owned beneficially as of March 15, 1998, by (i) all directors and nominees, (ii) the executive officers listed in the Summary Compensation Table, and (iii) all executive officers and directors as a group:

                                              SHARES
                                        BENEFICIALLY OWNED
                                        AS OF 3/15/98(a)(b)    % OF CLASS
                                       ---------------------   -----------
NAME                                    CLASS A     CLASS B     A      B
-------------------------------------  ---------   ---------   ----   ----
Abraham Allen........................     57,102       3,212      *      *
Thomas M. Cooney.....................     57,869           0      *      0
Leonard Genovese(c)..................  4,133,908   3,939,603   36.7   61.2
Charles Hayward......................     57,884           0      *      0
Robert N. Hiatt......................     30,800           0      *      0
Herbert J. Kett......................    161,502           0    2.2      0
Irwin Livon..........................    105,085           0    1.4      0
William J. McKenna...................     51,211           0      *      0
Thomas J. Moran......................     35,882           0      *      0
Allan Patrick........................    106,280           0    1.5      0
Jerome Stengel.......................    124,028      45,718    1.7      *
Frances Genovese Wangberg(d).........  2,163,745   2,107,275   23.0   32.7
All Executive Officers and Directors
  as a Group (18 persons)(e).........  5,669,254   4,497,498(f) 45.5  69.8

------------------
* Indicates less than 1% of Class


(a) The persons identified in this table have sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Company by each of them.

(b) The number of shares of Class A Common Stock shown in the table includes the right to acquire such shares either through the conversion of shares of Class B Common Stock on a one-for-one basis or through the exercise of stock options pursuant to the Company's 1984 Plan as follows: Abraham Allen, 57,102 Class A shares, consisting of 7,320 Class A shares, 3,212 Class B shares and options covering 46,570 Class A shares; Thomas M. Cooney, 57,869 Class A shares, consisting of 11,299 Class A shares and options covering 46,570 Class A shares; Leonard Genovese, 4,133,908 Class A shares, consisting of 110,363 Class A shares, 3,939,603 Class B shares and options covering 83,942 Class A shares; Charles Hayward, 57,884 Class A shares, consisting of 11,314 Class A shares and options covering 46,570 Class A shares; Robert N. Hiatt, 30,800 Class A shares, consisting of 1,100 Class A shares and options covering 29,700 Class A shares; Herbert J. Kett, 161,502 Class A shares, consisting of 81,229 Class A shares and options covering 80,215 Class A shares; Irwin Livon, 105,085 Class A shares, consisting of 19,053 Class A shares and options covering 86,032 Class A shares; William J. McKenna, 51,211 Class A shares, consisting of 13,501 Class A

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    shares and options covering 37,710 Class A shares; Thomas J. Moran, 35,882 Class A shares, consisting of 1,100 Class A shares and options covering 34,782 Class A shares; Allan Patrick, 106,280 Class A shares, consisting of 69,806 Class A shares and options covering 36,474 Class A shares; Jerome Stengel, 124,028 Class A shares, consisting of 9,994 Class A shares, 45,718 Class B shares and options covering 68,316 Class A shares; Frances Genovese Wangberg, 2,163,745 Class A shares, consisting of 9,900 Class A shares, 2,107,275 Class B shares and options covering 46,570 Class A shares; and All Executive Officers and Directors as a Group, 5,669,254 Class A shares, consisting of 447,657 Class A shares, 4,497,498 Class B shares and options covering 724,099 Class A shares.

(c) Includes 688,932 shares of Class B Common Stock held by the Trust under the Will of the late Joseph W. Genovese, Sr., of which Mr. Genovese is Trustee and 1,905,572 shares of Class B Common Stock listed as beneficially owned by the Trust under the Will of the late Joseph Genovese, Jr., of which Mr. Genovese is Co-Trustee. Mr. Genovese disclaims any beneficial interest in any such shares.

(d) Includes 1,905,572 shares of Class B Common Stock held by the Trust under the Will of the late Joseph W. Genovese, Jr. for the benefit of Frances Genovese Wangberg, of which she is Co-Trustee with Leonard Genovese.


(e) Includes 724,099 shares of Class A Common Stock which the group currently has rights to acquire through the exercise of stock options pursuant to the 1984 Plan.

(f) The 1,905,572 shares of Class B Common Stock beneficially owned by the Trust under the Will of the late Joseph W. Genovese, Jr. are included in the Class B shares owned by each of Leonard Genovese and Frances Genovese Wangberg. However, these shares are counted only once in the total number of shares listed under 'All Executive Officers and Directors as a Group'.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the 'SEC') and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Reporting persons are required by SEC regulation to furnish the Company with copies of all such filed reports. To the Company's knowledge, based solely on a review of copies of such filed reports furnished to the Company, all of the Company's directors, officers, and greater than ten percent beneficial owners made all required filings during fiscal year 1998 in a timely manner, except that John Harlow filed one revised Form 4 one week late with respect to one sale transaction and each of the seven non-employee directors filed a late Form 5 with respect to the June 1997 premium-priced option grants described above under 'Compensation of Directors'.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation paid by the Company during the fiscal years ending January 30, 1998, January 31, 1997 and February 2, 1996 to the Chief Executive Officer and the four most highly compensated executive officers of the Company. Each executive officer of the Company serves at the pleasure of the Board of Directors. No executive officer has an employment agreement with the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                             ANNUAL COMPENSATION                  COMPENSATION
                                      ----------------------------------    ------------------------
                                                               OTHER        RESTRICTED    SECURITIES        ALL
                                                               ANNUAL         STOCK       UNDERLYING       OTHER
NAME AND                    FISCAL    SALARY      BONUS     COMPENSATION      AWARD        OPTIONS      COMPENSATION
PRINCIPAL POSITION           YEAR     ($)(a)     ($)(b)        ($)(c)         ($)(b)        (#)(d)         ($)(3)
--------------------------  ------    -------    -------    ------------    ----------    ----------    ------------
LEONARD GENOVESE..........    1998    512,560        -0-         4,308            -0-       176,000         3,305
  Chairman of the Board       1997    461,500    115,000         6,496        115,000         9,515         9,220(f)
  and President               1996    442,500        -0-         6,496            -0-        12,100         5,864
ALLAN PATRICK.............    1998    262,560        -0-       188,690            -0-       101,750         1,067
  Executive Vice President    1997    243,520     60,500        81,379         60,500         7,260         1,317
  and Director                1996    231,500        -0-         2,744            -0-         9,075         1,221
JOHN HARLOW (g)...........    1998    192,560        -0-         1,218            -0-        84,150           -0-
  Senior Vice President       1997     91,166     35,000           -0-         35,000           -0-           -0-
HERBERT J. KETT...........    1998    187,560        -0-         3,317            -0-        60,720         3,745
  Vice Chairman and           1997    176,152     33,250       123,324         33,250         4,916         3,619
  Director                    1996    169,500        -0-         4,380            -0-         6,292         2,989
JEROME STENGEL............    1998    170,560        -0-         3,317            -0-        49,500         2,318
  Vice President,             1997    154,212     27,540       118,026         27,540         4,840         2,416
  Treasurer and CFO           1996    148,416        -0-         3,315            -0-         6,050         2,063

------------------
(a) Includes Company contributions to the Genovese Retirement and Savings Plan, a Section 401(k) plan. In fiscal 1998, the Company contributed $2,560, $2,560, $2,560, $2,560 and $2,560, respectively.

(b) The amounts in the table reflect solely bonuses awarded under the 1987 Plan. 50% of such awards are paid in cash and 50% are paid in Class A Common Stock of the Company over a four year period in five equal installments, assuming the continued employment of such executives.

(c) The amounts shown in the table reflect, for fiscal 1998, gains related to the exercise of stock options in the amounts of $0, $0, $186,741, $0 and $0, respectively, personal use of a Company-leased automobile on a pro-rated basis in the amounts of $1,500, $1,000, $1,000, $1,000 and $1,000, respectively; and premiums paid by the Company for life insurance over

    $50,000 in the amounts of $2,808, $950, $2,317, $218 and $2,317, respectively.

(d) Options to purchase shares of Class A Common Stock granted pursuant to the 1984 Plan. The number of options granted in each year has been restated to reflect the 10% stock dividends issued in January 1996, January 1997 and January 1998, where applicable. The five named executives each received two separate grants of options during fiscal 1998. In March 1997, they received options to purchase 11,000, 8,250, 7,150, 5,720 and 5,500 shares of Class A Common Stock, respectively, at an exercise price of $12.27.

   In June 1997, Leonard Genovese received options to purchase 77,000 shares of Class A Common Stock at an exercise price of $17.62 per share (the fair market value of the Class A Common Stock on the date of grant) and 'premium-priced' options to purchase 41,250 shares of Class A Common Stock at an exercise price of $22.73 per share and options to purchase 46,750 shares of Class A Common Stock at an exercise price of $27.27 per share.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

   In June 1997, Allan Patrick received options to purchase 33,000 shares of Class A Common Stock at an exercise price of $17.62 per share (the fair market value of the Class A Common Stock on the date of grant) and 'premium-priced' options to purchase 27,500 shares of Class A Common Stock at an exercise price of $22.73 per share and options to purchase 33,000 shares of Class A Common Stock at an exercise price of $27.27 per share.

   In June 1997, John Harlow received options to purchase 27,500 shares of Class A Common Stock at an exercise price of $17.62 per share (the fair market value of the Class A Common Stock on the date of grant) and 'premium-priced' options to purchase 22,000 shares of Class A Common Stock at an exercise price of $22.73 per share and options to purchase 27,500 shares of Class A Common Stock at an exercise price of $27.27 per share.

   In June 1997, Herbert J. Kett received options to purchase 55,000 shares of Class A Common Stock at an exercise price of $17.62 per share (the fair market value of the Class A Common Stock on the date of grant).

   In June 1997, Jerome Stengel received options to purchase 44,000 shares of Class A Common Stock at an exercise price of $17.62 per share (the fair market value of the Class A Common Stock on the date of grant).

   All options granted in June 1997 to the five named executives had an original option term of ten years, were unvested for five years and became 100% vested after five years, provided, however, that the options became immediately exercisable upon death, disability, retirement or change of control of the Company. Mr. Kett retired as of April 3, 1998 and Mr. Stengel retired as of May 1, 1998. Therefore, all of their unvested options became immediately exerciseable as of May 1, 1998.


(e) The amounts shown in the table reflect, for fiscal year 1998, the Company's contributions to the Non-Qualified Pension Plan added to salary in the amounts of $3,305, $1,067, $0, $3,745 and $2,317, respectively.

(f) Includes the amount of annual premiums on the term portion of split-dollar life insurance on the lives of Leonard Genovese and his spouse in the amounts of $0, $5,951 and $3,120 for fiscal years 1998, 1997 and 1996, respectively. The annual premiums paid by the Company for the non-term portion of such insurance were $231,070, $226,251 and $189,250 for fiscal years 1998, 1997 and 1996, respectively. Pursuant to collateral assignments of the split-dollar life insurance policies, upon the death of Leonard Genovese and his spouse, the Company is repaid the amount of premiums paid by the Company.

(g) John Harlow commenced employment as Senior Vice President, Director of Store Operations on April 15, 1996.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's current executive compensation program reflects the overall compensation philosophies of the Company. The program is designed with a goal of fairly compensating executives for their performance and contribution to the Company's financial results, as well as providing incentives which attract and retain key executives, instill a long-term commitment to the Company and develop a pride and sense of Company ownership, all in a manner consistent with shareholder interests. Given these objectives, the executive compensation package includes three elements: (1) base salary; (2) bonuses awarded under the 1987 Executive Bonus & Stock Plan (the '1987 Plan'), consisting of one-half cash and one-half grants of Class A Common Stock (which grants vest in five equal installments over a four year period, generally commencing shortly after each grant); and (3) options to purchase shares of Class A Common Stock granted under the 1984 Plan, which options are non-qualified options with an exercise price of no less than 100% of the price per share of Class A Common Stock on the date of grant and a term of ten years from the date of grant. Each of the foregoing three elements is reviewed annually and adjusted in light of the Company's performance for the year, including the attainment of a pre-determined financial plan, and the individual executive's contribution to that performance.

     The Compensation Committee administers the 1987 Plan and the 1984 Plan. In evaluating an executive's performance at the Company, in addition to financial results of the Company (such as attaining the pre-determined financial plan), a broad range of performance criteria is considered. These criteria include standards of business conduct which reflect the social values and expectations of the Company's associates and shareholders and the communities in which it operates. In considering salary increases, bonus awards and stock option grants (for persons other than the President), the Compensation Committee considers recommendations submitted by the President.


     In approving the salary increase, bonus award and stock option grant to the President, the Compensation Committee takes into account his level and scope of responsibilities and contributions to the Company. The Compensation Committee decides on the compensation of the President privately, without the President being present. For fiscal 1998, the Compensation Committee increased the President's base salary from $460,000 to $510,000 and awarded the options described below under the 1984 Plan, but declined to award a bonus under the 1987 Plan.

     Under Section 162(m) of the Internal Revenue Code (the 'Code'), a public company will be denied federal income tax deductions for compensation paid to the company's chief executive officer and to its four other most highly compensated executive officers to the extent that the compensation paid to any such individual exceeds $1,000,000 for a taxable year, unless such compensation qualifies for certain exceptions to the loss of deduction rules set forth in
Section 162(m), such as an exception for compensation paid under a performance based compensation plan. The Compensation Committee, when considering compensation levels and compensation programs, considers all relevant factors, including tax deductions that may result from such compensation or programs. Compensation paid to the Company's chief executive officer and to each of its four other most highly compensated executive officers has never exceeded $1,000,000, and in 1998 is not expected to exceed $1,000,000.

     The Compensation Committee consists of five independent directors, none of whom is an employee of the Company.

     This report is submitted by the following persons who constitute the Compensation Committee:

          Thomas J. Moran, Chairman
          Abraham Allen
          Thomas M. Cooney
          Charles Hayward
          Robert N. Hiatt

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during the 1998 fiscal year consisted of the following five non-employee directors: Thomas J. Moran (Chairman), Abraham Allen, Thomas M. Cooney, Charles Hayward and Robert Hiatt.

                 EMPLOYEE BENEFIT PLANS AND OTHER REMUNERATION

1987 EXECUTIVE BONUS & STOCK PLAN

     The 1987 Plan was adopted during fiscal year 1988. Under the 1987 Plan, the Compensation Committee can award eligible executives, upon meeting targeted performance levels, incentive compensation which is paid 50% in cash and 50% in shares of Class A Common Stock. Under the current policy of the Compensation Committee, only the executive officers of the Company are eligible to receive awards under the 1987 Plan. The stock is payable in equal installments of 20% over a four year period, provided the recipient remains employed by the Company. The Company had available, as of January 31, 1998, approximately 246,494 shares of Class A Common Stock for future awards under the 1987 Plan. For fiscal year

1998, the Compensation Committee did not grant any bonuses under the 1987 Plan. The Company distributed during fiscal 1998 29,201 shares of Class A Common Stock for amounts awarded in previous years.

1984 EMPLOYEE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

     The 1984 Plan authorizes the grant of discretionary options to purchase shares of Class A Common Stock from the Company to officers of the Company, other key employees of and consultants to the Company and non-employee directors of the Company. The 1984 Plan authorizes the grant of such options at an exercise price which is not less than 100% of the fair market value of the Class A Common Stock at the time the option is granted. All outstanding options currently have a ten-year term. Under Proposal 1 set forth in this Proxy Statement, the shareholders of the Company are being asked to consider a proposal to amend the 1984 Plan to increase the number of shares of Class A Common Stock of the Company available thereunder by 500,000 shares.

     Payment for shares of Class A Common Stock purchased upon exercise of an option must be made in full at the time of exercise, either in cash, by delivery of shares of Common Stock then owned by the optionee or a combination of cash and shares of Common Stock having an aggregate fair market value equal to the option price, or by participation in a cashless exercise program. Under the cashless exercise program, an optionee may sell all or part of his or her option shares through a brokerage firm with whom the Company has arranged to handle such sales. The brokerage firm pays the aggregate amount of the exercise price for such option shares directly to the Company. The remaining monies or shares, less a brokerage commission, are credited to the account of the optionee at such brokerage firm. As of January 30, 1998, options to purchase 1,495,409 shares were outstanding at exercise prices ranging from $5.72 to $27.27 per share.

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth certain information concerning individual grants of stock options made to each of the executive officers of the Company named in the above Summary Compensation Table during fiscal 1998 pursuant to the 1984 Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                      POTENAIAL REALIZABLE
                      ---------------------------------------------------       VALUE AT ASSUMED
                                    % OF TOTAL                               ANNUAL RATES OF STOCK
                       OPTIONS       OPTIONS                                 PRICE APPRECIATION FOR
                       GRANTED      GRANTED TO     EXERCISE                      OPTION TERM($)
                        (# OF      EMPLOYEES IN    PRICE(2)    EXPIRATION    ----------------------
NAME                  SHARE)(1)    FISCAL 1998      ($/SH)        DATE        5%(3)        10%(3)
-------------------   ---------    ------------    --------    ----------    --------    ----------
Leonard Genovese...     11,000          1.0%        $12.27       3/11/07     $ 84,882    $  215,107
                        77,000          6.7%        $17.62       6/15/07     $853,246    $2,162,294
                        41,250          3.6%        $22.73       6/15/07     $246,309    $  947,584
                        46,750          4.0%        $27.27       6/15/07     $ 66,905    $  861,684
Allan Patrick......      8,250          0.7%        $12.27       3/11/07     $ 63,661    $  161,331
                        33,000          2.9%        $17.62       6/15/07     $365,677    $  926,697
                        27,500          2.4%        $22.73       6/15/07     $164,206    $  631,723
                        33,000          2.9%        $27.27       6/15/07     $ 47,227    $  608,247
John Harlow........      7,150          0.6%        $12.27       3/11/07     $ 55,173    $  139,820
                        27,500          2.4%        $17.62       6/15/07     $304,731    $  772,248
                        22,000          1.9%        $22.73       6/15/07     $131,365    $  505,378
                        27,500          2.4%        $27.27       6/15/07     $ 39,356    $  506,873
Herbert J. Kett....      5,720          0.5%        $12.27       3/11/07     $ 44,139    $  111,856
                        55,000          2.4%        $17.62       6/15/07     $609,462    $1,544,496
Jerome Stengel.....      5,500          0.5%        $12.27       3/11/07     $ 42,441    $  107,554
                        44,000          3.8%        $17.62       6/15/07     $487,569    $1,235,597

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) The stock options which expire on 3/11/07 are fully vested immediately upon grant. All rights to exercise such options terminate 14 business days after termination of employment, provided, however, that the optionee or his estate shall have three months after termination of employment to exercise the options if the cessation of employment is due to retirement on or after attaining the age of 65, disability, or death.

    All options granted in June 1997 (which expire on 6/15/07) to the five named executives had an original option term of ten years, were unvested for five years and became 100% vested after five years, provided, however, that the options become immediately exercisable upon death, disability, retirement or change of control of the Company.


    Mr. Kett retired as of April 3, 1998 and Mr. Stengel retired as of May 1, 1998. Therefore, all of their unvested options became immediately exerciseable as of the date of retirement. As part of their Retirement Agreements, which are described below, all of Mr. Kett and Mr. Stengel's options terminate on December 31, 2001.

    The revised net realizable values of Mr. Kett's options assuming 5% and 10% growth rates (which would result in stock prices of $22.10 and $27.70, respectively, on December 31, 2001) are $56,228 (at 5%) and $88,260 (at 10%)(for the 5,720 options) and $246,400 (at 5%) and $554,400 (at 10%)(for the 55,000 options).

    The revised net realizable values of Mr. Stengel's options assuming 5% and 10% growth rates (which would result in stock prices of $22.10 and $27.70, respectively, on December 31, 2001) are $54,065 (at 5%) and $84,865 (at 10%)(for the 5,500 options) and $197,120 (at 5%) and $443,520 (at 10%)(for the 44,000 options).

    The Company paid on January 14, 1998 a 10% stock dividend to shareholders of record on December 26, 1997. Since the 1984 Plan contains antidilution provisions, the number of options granted and the option prices in the table have been adjusted to reflect the stock dividend.

(2) Exercise prices have been adjusted to reflect the 10% stock dividend paid in January 1998.

(3) The potential realizable value amounts shown illustrate the values that might be realized upon exercise of stock options immediately prior to the expiration of their ten-year term using 5% and 10% appreciation rates (as specified by the SEC), compounded annually, and therefore are not intended to forecast possible future appreciation, if any, of the price of Class A Common Stock. Additionally, these values do not take into consideration the provisions of the options providing for non-transferability or termination of the options following termination of employment.

     In order to achieve the potential realizable values set forth in the 5% and 10% columns, the price per share of Class A Common Stock for the stock options granted on the following dates would need to appreciate to the applicable stock prices from the date of grant through the ten-year option term:

                                          5%      10%
                                        ------   ------
                        March 1997....  $19.99   $31.83
                        June 1997.....  $28.70   $45.70

     On January 30, 1998, the last day of trading in fiscal 1998, the closing price of the Class A Common Stock on the American Stock Exchange was $16.875 per share.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 1998 and unexercised options held at fiscal year-end.

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT YEAR-END(#)          FISCAL YEAR-END($)(a)
                      SHARES ACQUIRED       VALUE       ----------------------------    ----------------------------
NAME                  ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------   ---------------    -----------    -----------    -------------    -----------    -------------
Leonard Genovese...           -0-               -0-        83,942         165,000        $ 725,599       -0-
Allan Patrick......        13,287         $ 186,741        36,474          93,500        $ 280,214       -0-
John Harlow........           -0-               -0-         7,150          77,000        $  32,926       -0-
Herbert J. Kett....           -0-               -0-        25,215          55,000        $ 193,618       -0-
Jerome Stengel.....           -0-               -0-        24,316          44,000        $ 186,809       -0-

------------------
(a) Calculated based on the excess of the fair market value of Class A Common Stock on January 30, 1998 ($16.875) over the option exercise price. All awards made to Leonard Genovese from 1990 through 1992 were at an option exercise price equal to 110% of the market price on the date of the grant.

THE GENOVESE RETIREMENT AND SAVINGS PLAN

     The Company maintains a profit sharing and retirement savings plan pursuant to Section 401(k) of the Code. All employees participate after one year of service and attainment of age 21.

     The Company may make discretionary contributions in an amount determined annually by the Board of Directors. Company contributions are allocated to eligible participants in proportion to their compensation. Participants may make contributions to the Plan on a salary reduction basis, and the Company may make matching contributions on behalf of each participant. A separate salary reduction account and matching employer contribution account are maintained for each participant. All contributions are paid to The Dreyfus Trust Company, as Trustee, to hold, invest and reinvest the funds. All accounts are vested at retirement, death or disability. Upon any other termination of employment, matching and discretionary contributions vest 20% a year for the first five years of service. Subject to certain restrictions and tax penalties, participants may borrow from or make early withdrawals from their salary reduction accounts.

RETIREMENT INCOME PLAN

     The Company's Retirement Income Plan (the 'Pension Plan') covers approximately 700 participants. The Company, during fiscal year 1990, elected to freeze the Pension Plan as of December 31, 1988, which resulted in the freezing of maximum benefits available to employees covered by the Pension Plan as of December 31, 1988. Employees covered by the Pension Plan will continue to vest with the passage of time.

     The Pension Plan provides 100% vesting after five years of service. Normal retirement age is 65 and early retirement can be taken after age 55. A participant's benefits under the Pension Plan are based upon a maximum of 50% of his or her average earnings during the final five years of employment up to a maximum of $30,000, less 75% of his primary Social Security benefits, for 30 years or more of service. Benefits are reduced proportionately if the participant's actual years of service are less than 30. As a result of the freeze of benefits described above, these benefits were determined for each affected employee as if he or she terminated employment on December 31, 1988.

     The following named executive officers shall be entitled to receive the following annual benefits upon retirement at age 65: Leonard Genovese, $4,991; Herbert Kett, $5,172; Allan Patrick, $2,398; Jerome Stengel, $3,364; and John Harlow, $0. Because the Pension Plan was frozen, the benefits payable upon retirement to the named executive officers will not vary based on final compensation or additional years of service.

NON-QUALIFIED PENSION PLAN

     In addition, five key officers of the Company (Leonard Genovese, Herbert J. Kett, Allan Patrick, Jerome Stengel and Dominick Lettieri) participate in a non-qualified pension plan. The plan provides benefits at retirement equal to 50% of a participant's base salary with a maximum benefit of $50,000 per year for 10 years.

This plan also provides life insurance on the individual officers, payable to the officers in an amount equal to five years base salary up to a maximum of $500,000. Because each of these five officers receives (and is expected to receive in future years) a base salary in excess of $100,000, each such officer is expected to receive at retirement the maximum benefits available under the non-qualified pension plan. As part of their Retirement Agreements, Mr. Kett and Mr. Stengel agreed to forfeit their rights to receive benefits under the Non-Qualified Pension Plan in exchange for a lump sum cash payment.

EMPLOYEE STOCK OWNERSHIP PLAN & TRUST

     On April 6, 1976, the Board of Directors of the Company approved the adoption of the ESOP for the benefit of all of its employees, including officers, who meet certain eligibility requirements, based primarily on age, length of service and number of hours worked. Under the ESOP, the Company may make contributions to a trust fund in cash or property, including shares of Class A Common Stock, in an amount to be determined annually by the Board of Directors. The Trustees of the trust fund will be directed to invest any funds received primarily in Class A Common Stock and to make distributions in the form of Class A Common Stock or cash to participants upon death, disability or retirement. In the event employment of a participant is terminated prior to death, disability or retirement, the number of shares of the ESOP he or she will be entitled to receive as a distribution will depend, in general, upon his or her length of service with the Company. A participant's share in the contribution for each year is determined by the ratio of his or her compensation (exclusive of any bonuses) to the aggregate compensation of all participants (exclusive of bonuses).

     For fiscal year 1998, the Board of Directors did not authorize any contribution to the ESOP. On March 15, 1998, the ESOP held 417,222 shares of Class A Common Stock.

CERTAIN TRANSACTIONS

     During fiscal year 1998, the Company paid to Leonard Genovese and another member of the Genovese family, as Trustees under deeds of trust for the benefit of certain family members, an aggregate of $303,913 for facilities located in Long Island City, New York, under the terms of a lease which expires on July 31, 2010. During fiscal 1998 the Company paid to the Trustees an annual base rental of $241,500 and $62,413 for the payment of certain real estate taxes. The Company believes that the lease, when entered into, was made on terms no less favorable to the Company than could have been obtained from an unaffiliated person in a similar transaction.

CHANGE IN CONTROL AGREEMENTS

     The Company has in force Severance Agreements with seven of its officers. The Agreements become effective only upon a Change in Control (as defined in the Agreements). If, after a Change in Control, the Executive's employment is terminated with rights to receive severance benefits, the Executive will be entitled to receive (i) a lump-sum severance payment equal to two times the sum of the highest base salary ever paid to the Executive and the highest incentive pay paid to the Executive in the three most recent calendar years, and (ii) employee benefits for a period of 24 months. The Agreements were amended in June 1997 to provide for a gross-up of benefits to compensate the executive for any excise taxes imposed by Section 4999 of the Code by reason of the payments thereunder being considered 'contingent on a change in ownership or control' of the Company, within the meaning of Section 280G of the Code.

RETIREMENT AGREEMENTS

     On March 6, 1998, the Company entered into Severance Agreements (the 'Retirement Agreements') with Herbert J. Kett, Vice Chairman of the Company, Jerome Stengel, Vice President, Treasurer and Chief Financial Officer of the Company, and Irwin Livon, Vice President, Merchandising and Advertising. Copies of the Severance Agreements have been filed as Exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1998.

     Mr. Kett retired as Vice Chairman of the Company and as a member of the Board of Directors of the Company as of April 3, 1998 after 45 years of service to the Company. Pursuant to his Retirement Agreement, he received a lump sum of approximately $1.1 million. In addition, all of his outstanding options to purchase

Company stock became exerciseable upon his retirement and now expire on December 31, 2001. Mr. Kett will remain available as a consultant to the Company.

     Mr. Stengel retired as Vice President, Treasurer and Chief Financial Officer of the Company as of May 1, 1998 after 25 years of service to the Company. Pursuant to his Retirement Agreement, he received a lump sum of approximately $900,000. In addition, all of his outstanding options to purchase Company stock became exerciseable upon his retirement and now expire on December 31, 2001. Mr. Stengel will remain available as a consultant to the Company.

     Mr. Livon retired as Vice President, Merchandising and Advertising, of the Company as of May 1, 1998 after eight years of service to the Company. Pursuant to his Retirement Agreement, he received a lump sum of approximately $600,000. In addition, all of his outstanding options to purchase Company stock became exerciseable upon his retirement and now expire on December 31, 2001.

STOCKHOLDERS AGREEMENT

     On June 30, 1997, Leonard Genovese and Frances Genovese Wangberg, the two principal stockholders of the Company (the 'Principal Stockholders'), entered into a Stockholders Agreement (the 'Stockholders Agreement'). A copy of the Stockholders Agreement was filed as Exhibit 1 to Amendment No. 3 to a joint
Schedule 13D filed with the SEC on July 2, 1997 by the Principal Stockholders.

     The Principal Stockholders entered into the Stockholders Agreement to impose certain restrictions on and conditions to the transfer and voting of the Class A and Class B Common Stock of the Company beneficially owned by them. The Class B Common Stock is not registered as a class of equity securities under the Exchange Act, but may be converted or exchanged for shares of Class A Common Stock at any time.

     The Stockholders Agreement governs all shares of Common Stock and all securities convertible into or exchangeable for Common Stock beneficially owned by the Principal Stockholders or their Permitted Transferees (as defined in the Stockholders Agreement) as of the date of the Stockholders Agreement or at any time thereafter, subject to certain limited exceptions.

     The Stockholders Agreement provides that, subject to certain limited exceptions, neither the Principal Stockholders nor their Permitted Transferees may, without the prior written consent of both Principal Stockholders, directly or indirectly, whether voluntary or involuntary, sell, distribute, transfer, assign, pledge, hypothecate or otherwise dispose of (including, without limitation, by tendering such shares into a tender offer) or encumber (including, without limitation, by subjecting such shares to any proxy or voting agreement, trust or other arrangement except as set forth in the Stockholders Agreement) any Common Stock subject to the Stockholders Agreement. All Permitted Transferees will be required to become a party to the Stockholders Agreement.

     The Stockholders Agreement also provides that without the prior written consent of the Principal Stockholders, the Principal Stockholders and their Permitted Transferees will not convert or exchange any shares of Class B Common Stock into or for shares of Class A Common Stock except as may be required in connection with certain permitted transfers.

     The Stockholders Agreement further provides that on all matters that are put to a vote (or action by written consent) of the stockholders of the Company, including, without limitation, the election of directors, a merger, consolidation, sale, acquisition or other business combination involving the Company and amendments to the Company's certificate of incorporation or by-laws, each of the Principal Stockholders and their Permitted Transferees will vote (or act by written consent with respect to) its Common Stock as directed in writing by both of the Principal Stockholders; provided, however, that if the Principal Stockholders cannot agree as to how such Common Stock shall be voted, such Common Stock will be voted in accordance with the recommendation of the Company's Board of Directors.

                               PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative total shareholder return on the Company's Class A Common Stock against the cumulative total return of the S&P 500 and a composite peer group for the period of five years commencing February 1, 1993 and ending January 31, 1998.

                 COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE
                FIVE YEARS COMMENCING 2/1/93 AND ENDING 1/31/98

                                 [LINE GRAPH]

                                         1/93   1/94   1/95   1/96   1/97   1/98
                                         ----   ----   ----   ----   ----   ----
Genovese Drug Stores                      100    140    124    129    218    286
S&P 500                                   100    113    113    157    199    252
NACDS Peer Group                          100     91     99    129    164    258

     The graph assumes that the value of the investment in the Class A Common Stock and each index was $100 on February 1, 1993 and that all dividends were reinvested.

     The peer group currently consists of the Company and the following drugstore chains: Arbor Drugs, Inc., CVS Corporation, Drug Emporium, Inc., Horizon Pharmacy, Inc., Longs Drug Stores Corp., Phar-Mor Inc., Pharmhouse Corp., Rite Aid Corp. and Walgreen Co.

                          CERTIFIED PUBLIC ACCOUNTANTS

     The certified public accounting firm of Deloitte & Touche LLP was engaged as independent auditors by the Board for fiscal year 1998. The Board, on the recommendation of its Audit Committee, has retained Deloitte & Touche LLP to provide accounting services for fiscal year 1999. Deloitte & Touche LLP is expected to have representatives present at the 1998 Annual Meeting who will be available to respond to shareholders' questions and, if they desire, will have an opportunity to make any statement they consider appropriate.

                                   PROPOSAL 1

  PROPOSAL TO APPROVE AN AMENDMENT TO THE 1984 EMPLOYEE STOCK OPTION AND STOCK
                            APPRECIATION RIGHTS PLAN

DESCRIPTION OF PROPOSAL AND RECOMMENDED VOTE

     The Compensation Committee has adopted Amendment No. 7 to the 1984 Plan ('Amendment No. 7') subject to the approval of the shareholders of the Company. The text of Amendment No. 7 is appended hereto as Exhibit A.

     Amendment No. 7 would increase by 500,000 the number of shares of Class A Common Stock that can be awarded under the 1984 Plan.

     The foregoing change would be effective as of March 10, 1998. In all other respects, the current terms and conditions of the 1984 Plan would remain in effect.

     The Compensation Committee and Company management believe that amending the 1984 as proposed will further the purpose of the 1984 Plan and is in the best interests of the Company and its shareholders.

     The affirmative vote of the majority of the votes entitled to be cast at the meeting is required for approval of Amendment No. 7 under Proposal 1. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR' THE APPROVAL OF THIS PROPOSAL.

DESCRIPTION OF 1984 PLAN

     The 1984 Plan provides for the granting of stock options or stock appreciation rights with respect to an aggregate of up to 1,450,000 shares (before adjustment in accordance with the antidilution provisions of the 1984
Plan) of the Company's Class A common stock, par value $1.00 per share ('Class A Stock'). The 1984 Plan includes provisions authorizing a Stock Option Plan Committee to administer the 1984 Plan, to grant stock options or stock appreciation rights thereunder, to construe and interpret the 1984 Plan, to define the terms used therein, to prescribe, amend and rescind rules and regulations relating to the 1984 Plan, and to make all other determinations necessary or advisable for the administration of the 1984 Plan. The Stock Option Plan Committee must consist of at least three disinterested, non-employee directors of the Company. The Compensation Committee serves as the Stock Option Committee under the 1984 Plan.


     Purpose. The purpose of the 1984 Plan is to encourage the acquisition of a proprietary interest in the Company by its directors, officers, consultants and other key employees. Under Proposal 1 set forth in this Proxy Statement, the shareholders of the Company are being asked to consider a proposal to amend the 1984 Plan to increase by 500,000 the number of shares of Class A Common Stock that can be awarded under the 1984 Plan.

     Adoption and Amendments. The 1984 Plan was approved by shareholders of the Company on June 4, 1984 to be effective as of March 16, 1984 and was to terminate automatically on March 16, 1994. The 1984 Plan was modified by an amendment approved by shareholders of the Company on June 6, 1988, which amendment authorized automatic, non-discretionary grants of stock options to directors of the Company under the 1984 Plan and increased the number of shares of Class A Stock authorized to be awarded under the 1984 Plan by 200,000 shares. The 1984 Plan was further modified by an amendment approved by shareholders of the Company on June 8, 1992, which amendment increased the number of shares of Class A Stock authorized to be awarded under the 1984 Plan by 250,000 shares and extended the term of the 1984 Plan from March 16, 1994 to March 16, 2004. The 1984 Plan was further modified by Amendment No. 3 approved by shareholders of the Company on

June 13, 1994, which amendment made three changes to the 1984 Plan. First, the number of shares for which each non-employee director shall annually receive an option grant was increased from 500 to 2,000, subject to adjustment in accordance with the antidilution provisions of the 1984 Plan. Second, the requirement for the receipt of consideration from the recipients of stock options and stock appreciation rights under the plan was deleted. Third, participation in a cashless exercise program sponsored by Merrill Lynch was authorized. The 1984 Plan was further modified by Amendment No. 4 approved by shareholders of the Company on June 17, 1996, which amendment made two changes to the 1984 Plan. First, the number of authorized shares of Class A common stock that may be issued under the 1984 Plan was increased by 800,000 shares. Second, the term of existing options was extended from five to 10 years (subject to the consent of existing option holders), and the permissible term of future options (except certain incentive stock options) was extended from five to 10 years. The 1984 Plan was further modified by Amendment No. 5 approved by the Compensation Committee of the Board of Directors and the full Board of Directors on March 12, 1997, which amendment made one change to the 1984 Plan. The amendment modified the number of options that may be granted under the 1984 Plan to non-employees who are members of the Board of Directors. Prior to such amendment, non-employee directors automatically received an annual option grant to purchase 2,000 shares of Class A common stock. The amendment gave the Compensation Committee the authority to grant to each non-employee director an option to purchase such number of shares as the Board of Directors shall determine in its sole discretion. The amendment also eliminated the requirement that non-employee directors receive an option grant once each year. The 1984 Plan was further modified by Amendment No. 6 approved by the Compensation Committee and the full Board of Directors on March 12, 1997, and approved by the shareholders of the Company on June 16, 1997, which amendment provided that consultants to the Company may be selected to participate in the 1984 Plan and limited the maximum annual awards under the 1984 Plan. The shareholders also approved the 1984 Plan, as amended, for purposes of Section 162(m) of the Code.

     Persons Eligible. Such officers or other key employees of, or consultants to, the Company as the Compensation Committee in its sole discretion may select are eligible to receive discretionary grants of stock options and stock appreciation rights under the 1984 Plan. In addition, the Compensation Committee has the authority to grant to each non-employee director an option to purchase such number of shares as the Board of Directors shall determine in its sole discretion. There are approximately 90 officers, consultants and other key employees and 7 non-employee directors currently participating in the 1984 Plan.

     Shares Available. 1,546,445 shares of Class A Stock remain available for issuance and sale under the 1984 Plan, 1,497,430 of which are covered by stock options outstanding thereunder and 49,015 of which remain available for future grants; no stock appreciation rights have been granted under the 1984 Plan to date. Under Proposal 1 set forth in this Proxy Statement, the shareholders of the Company are being asked to consider a proposal to amend the 1984 Plan to increase by 500,000 the number of shares of Class A Common Stock that can be awarded under the 1984 Plan. The shares of Class A Stock that may be issued and sold under the 1984 Plan may be either treasury shares or authorized and unissued shares of such Class A Stock. The number of authorized shares of Class A Stock with respect to which stock options have been granted but not exercised is subject to adjustment if a stock dividend is declared and paid upon the issued and outstanding shares of common stock of the Company, or if such shares are split, combined, converted, exchanged, reclassified or in any way substituted for, or if the Company merges or consolidates with another corporation. In any such event, a stock option that has been granted and not exercised will entitle the holder of such stock option upon its future exercise to the number and kind of securities or other property subject to the terms of the stock option to which such holder would have been entitled had such holder actually owned the shares of Class A Stock subject to the unexercised portion of the stock option at the time of the occurrence of such stock dividend, split, combination, conversion, exchange, reclassification, substitution, merger or consolidation. If a stock appreciation right is granted, then, upon the occurrence of any of the foregoing events, the Compensation Committee in its sole discretion has the right to determine the amount of cash and/or the number of shares or other property subject to the terms of the stock appreciation right so that there will be no decrease or dilution (as determined by the Compensation Committee in its sole discretion) in the cash and/or the value of the shares or other property to which the holder of such stock appreciation right upon its payment is entitled by reason of such events.

     Awards. The Compensation Committee may grant options to purchase shares of Class A Stock to eligible directors, officers and other key employees of and consultants to the Company in accordance with the terms and conditions of the 1984 Plan. Such terms and conditions are described in detail in the 1984 Plan and are summarized below. The stock options granted under the 1984 Plan may be options that are intended to qualify as 'incentive stock options' within the meaning of Section 422 of the Code or options that are not intended to so qualify ('non-qualified options'). The Compensation Committee also may grant stock appreciation rights in accordance with the terms and conditions of the 1984 Plan. Such terms and conditions also are described in detail in the 1984 Plan and are summarized below. The stock appreciation rights granted under the 1984 Plan may be free-standing rights or rights that are granted in tandem with stock options. The form of stock options and stock appreciation rights granted under the 1984 Plan is determined from time to time by the Compensation Committee. An Option Certificate or Stock Appreciation Right Certificate is issued to each person to whom a stock option or stock appreciation right is granted. If a stock appreciation right is granted in tandem with a stock option, an Option Certificate, with appropriate modifications as determined by the Compensation Committee, is issued.

     Grants to Employees and Consultants. The number of shares of Class A Stock subject to stock options or stock appreciation rights granted to any eligible officer or other key employee of or consultant to the Company is determined by the Compensation Committee in its sole discretion. An individual who has been granted a stock option or stock appreciation right may be granted additional stock options or stock appreciation rights if the Compensation Committee so determines, even though stock options or stock appreciation rights previously granted to that individual remain outstanding.

     Grants to Non-Employee Directors. The Compensation Committee has the authority to grant to each non-employee director of the Company an option to purchase the number of shares of Class A Stock as determined by the full Board of Directors in its sole discretion. On March 12, 1997, each of the seven non-employee directors of the Company received a discretionary grant of an option to purchase 4,000 shares of Class A Common Stock. In addition, on June 16, 1997, each of the seven non-employee directors of the Company received a discretionary grant of an option to purchase 5,500 shares at an exercise price of $17.62 per share (the fair market value of the Class A Common Stock on the date of grant), an option to purchase 8,250 shares at an exercise price of $22.73 per share, and an option to purchase 11,550 shares at an exercise price of $27.27. These options are immediately exerciseable.

     Duration of Options or Rights. The duration of each stock option or any stock appreciation right granted under the 1984 Plan is for such period as the Compensation Committee shall determine, but currently not more than ten years from the date of grant thereof. The duration of each tandem stock appreciation right is coextensive with the stock option pursuant to which it was granted and expires at the same time. As part of the Retirement Agreements for Messrs. Kett, Stengel and Livon, all of their options are immediately exerciseable but terminate on December 31, 2001.

     Assignability of Stock Options. Stock options, stock appreciation rights and all rights thereunder granted under the 1984 Plan are not transferrable by the holder thereof other than by will or the laws of descent and distribution, and such stock option or stock appreciation right may be exercised during such holder's lifetime only by or on behalf of such holder.

     Price. The price per share of the shares of Class A Stock to be purchased pursuant to the exercise of a stock option and the price per share of the shares of Class A Stock subject to a non-tandem stock appreciation right must be not less than one hundred percent (100%) (110% in the case of incentive stock options granted to certain 10% shareholders) of the closing sale price of a share of Class A Stock on the stock exchange on which the shares of Class A Stock are then primarily listed and traded for such relevant date, or if there have been no sales on such exchange on the relevant date, the closing sale price on the last preceding day upon which a sale took place, or if the shares of Class A Stock are not listed, the average of the high and low bid prices in the domestic over-the-counter market on the relevant date (the 'Fair Market Value'), as determined by the Compensation Committee, of a share of Class A Stock of the Company on the date of grant of such stock option or stock appreciation right. The price per share of the shares of Class A Stock subject to a tandem stock appreciation right must be the same as the price per share of the shares of Class A Stock to be purchased pursuant to the exercise of the stock option underlying such tandem stock appreciation right.

     Exercise of Stock Options or Stock Appreciation Rights. Stock options and non-tandem stock appreciation rights are exercisable in whole or in part at such time and upon such terms and conditions as the Compensation

Committee shall determine. A stock option or any stock appreciation right may be exercised by delivery of a duly signed notice in writing specifying the number of shares of Class A Stock with respect to which such exercise occurs, together with the Option Certificate or Stock Appreciation Right Certificate, and in the case of the exercise of a stock option, the full purchase price of the shares of Class A Stock to be purchased pursuant to such exercise, to the Chairman of the Board or an officer of the Company appointed by the Chairman of the Board for the purpose of receiving the same; provided, however, that no stock option or stock appreciation right granted pursuant to the 1984 Plan may be exercised at any time when the exercise thereof violates any law or governmental order or regulation. Payment for the shares of Class A stock purchased pursuant to the exercise of a stock option must be made in full at the time of the exercise of the stock option by any one or more of the following methods: in cash; by check payable to the order of the Company; by delivery to the Company of shares of Class A Stock which will be valued at their Fair Market Value on the date of exercise of the stock option; by participation in a cashless exercise program maintained by the Company and a registered broker-dealer or by any other method acceptable to the Compensation Committee and counsel to the Company, including loans, advances and guarantees of loans by the Company.

     Special Rules Applicable to Stock Appreciation Rights. A stock appreciation right may be granted by the Compensation Committee to an eligible officer, consultant or other key employee as a free-standing right or may be granted in tandem with all or any part of a stock option granted under the 1984 Plan at the time of the grant of such stock appreciation right. Subject to the provisions set forth below, upon the exercise of a stock appreciation right granted in tandem with a stock option, the holder thereof may surrender the stock option, or any applicable portion thereof, to the extent then exercisable but unexercised and receive cash or shares of Class A Stock or any combination thereof as determined by the Compensation Committee pursuant to the 1984 Plan. Such stock option will, to the extent surrendered, thereupon cease to be exercisable.

     A stock appreciation right is subject to the following terms and conditions and to such other terms and conditions as may from time to time be approved by the Compensation Committee:

          (a) A tandem stock appreciation right is exercisable at such time or times and to such extent, but only to the extent, that the stock option to which it relates is exercisable. A tandem stock appreciation right is not transferrable or assignable separately from the stock option to which it relates and the exercise or expiration of such stock option will terminate the related stock appreciation right.

          (b) The exercise by the holder of a stock appreciation right may be made in writing to the Chairman of the Board or an officer of the Company appointed by the Chairman of the Board for the purpose of receiving the same, specifying whether such holder desires cash or shares of Class A Stock or any combination thereof. Such request will be subject to the absolute right of the Compensation Committee to substitute stock for cash or cash for stock as set forth in subparagraph (d) below. An exercise by an officer, director or ten percent (10%) shareholder of the Company electing a full or partial settlement for cash must be received in writing during the period beginning on the third business day next following the date of release by the Company of quarterly or annual financial data and ending on the twelfth business day following such date of release.

          (c) Upon the exercise of a stock appreciation right, the holder thereof will be entitled to receive from the Company the difference between
     (i) the price per share under such stock appreciation right determined in accordance with the section entitled 'Price' above, and (ii) the Fair Market Value on the date of exercise of one share of Class A Stock, multiplied by the number of rights with respect to which such stock appreciation right is exercised. For purposes of this subparagraph, Fair Market Value will be determined by the Compensation Committee as of the date of exercise of the stock appreciation right.

          (d) Notwithstanding any provision to the contrary herein, the Compensation Committee may, under such terms and conditions as it deems appropriate, accept the exercise of a stock appreciation right and authorize payment to be made in cash or shares of Class A Stock or any combination thereof. Shares of Class A Stock will be valued at Fair Market Value as determined by the Compensation Committee as of the date of exercise of the stock appreciation right.

     If the Compensation Committee decides to pay cash upon the exercise of a stock appreciation right, the Compensation Committee has the discretion to make such cash payments over a period of time, such period not to exceed five years from the date of exercise, plus interest at a rate to be determined by the Compensation Committee from the date of exercise. Shares of

Class A Stock with respect to which a non-tandem stock appreciation right is exercised will be charged against the maximum number of shares which may be subject to stock options or non-tandem stock appreciation rights under the 1984 Plan notwithstanding that payment upon the exercise of such stock appreciation right is made in whole or in part in cash.

     Tax Withholding. In the event that a director, officer, consultant or other key employee elects to exercise a stock option or stock appreciation right, or any part thereof, pursuant to the 1984 Plan, and if the Company is required to withhold any amounts under any federal, state or local tax rules or regulations by reason of the issuance of shares of Class A Stock and/or cash to such holder, the Company is entitled to deduct and withhold such amounts from any cash payments to be made to such holder. In any event, such holder must make available to the Company, promptly when required, sufficient funds to meet the requirements of such tax withholding obligation, and the Compensation Committee is entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company when required.

     Issuance of Shares and Compliance With Securities Act. Within a reasonable time after the due exercise of a stock option or stock appreciation right, the Company will cause to be delivered to the holder thereof a certificate for the shares of Class A Stock issuable and/or the cash payable pursuant to the exercise of the stock option or stock appreciation right together with either
(i) an Option Certificate or Stock Appreciation Right Certificate for a number of shares of Class A Stock, equivalent to the difference between the number of shares as to which the stock option and/or stock appreciation right had not been exercised immediately prior to the time of the exercise of the stock option or stock appreciation right and the number of shares with respect to which the stock option or stock appreciation right was so exercised, or (ii) the original Option Certificate or Stock Appreciation Right Certificate endorsed to give effect to the partial exercise thereof. The Company may postpone the issuance and delivery of shares of Class A Stock upon any exercise of a stock option or stock appreciation right until (a) the admission of such shares to listing on any stock exchange on which shares of the same class are then listed and (b) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. Any person exercising a stock option or stock appreciation right must make such representations (including representations to the effect that such person will not dispose of such shares of Class A Stock in violation of the Federal securities laws, if required by the Company) and furnish such information as may in the opinion of counsel to the Company be appropriate to permit the Company, in the light of the then existence or nonexistence of an effective registration statement under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to such shares, to issue the shares in compliance with the provisions of that or any comparable act. The Company may place an appropriate legend on any certificate evidencing the shares of Class A Stock and may issue stop transfer instructions in respect thereof. Nothing herein, however, will be deemed to require that the Company file or amend a registration statement under the Securities Act.

     Termination of Options. Notwithstanding any other provisions of the 1984 Plan, any stock option or stock appreciation right not exercised within the period fixed for such exercise will expire and become void and of no effect.


     Termination of Employment or Service. In general, any unexercised stock option or stock appreciation right held by an officer, consultant or other key employee will terminate forthwith at the close of business on the fourteenth business day after cessation or termination for any reason of such holder's employment by or service with the Company. Notwithstanding the foregoing, if the cessation of employment or service is due to retirement on or after attaining the age of sixty-five (65) years, disability or death, or if death occurs within three months of such holder's cessation of employment or service by reason of retirement or disability, as aforesaid, such holder or the legal representatives of the estate of such holder or a specific legatee under a will or the distributees in intestacy, after distribution of the stock options or stock appreciation rights to said legatee or distributees, shall have the privilege within the remaining period of the stock option or stock appreciation right or within three months of such holder's cessation of employment or service, whichever is shorter, of exercising the unexercised stock options or stock appreciation rights which such holder could have exercised at the time of such cessation of employment or service. If the employment or service with the Company of any officer, consultant or other key employee is terminated because of such holder's violation of his or her duties with the Company, all unexercised stock options or stock appreciation rights held by such officer, consultant or other key employee will terminate immediately upon the termination of such holder's employment or service with the Company.

     The Compensation Committee has the right in any specific case upon the grant of the stock option or stock appreciation right to provide any other rule or method for termination of the stock option or stock appreciation right upon termination of employment or service as the Compensation Committee deems proper and appropriate under the circumstances.

     The stock options granted in June 1997 to officers and non-employee directors contain different termination provisions than as set forth above. The options granted to officers of the Company in June 1997 terminate upon the earliest of:

      a. voluntary termination of employment;

      b. termination for cause;

      c. six months after termination of employment due to disability;

      d. one year after death;

      e. two years after retirement;

      f. 30 days after termination of employment for any reason other than cause or disability; or

      g. ten years after date of grant.


     These termination provisions were modified for Messrs. Kett, Stengel and Livon. As part of their Retirement Agreements, all of their options terminate on December 31, 2001.

     The options granted to non-employee directors of the Company in June 1997 terminate upon the earliest of:

      a. 30 days after voluntary termination of membership on the Company's Board of Directors;

      b. termination for cause;

      c. six months after termination of employment due to disability;

      d. one year after death;

      e. ten years after retirement; or

      f. ten years after date of grant.

     Amendment by the Board of Directors or the Compensation Committee. Subject to the provisions of the following paragraph, the Board of Directors or the Compensation Committee may at any time withdraw or from time to time amend the 1984 Plan and the terms and conditions of any stock options or stock appreciation rights not theretofore granted, and the Board of Directors or the Compensation Committee, with the consent of the affected holder of a stock option or stock appreciation right, may at any time withdraw or from time to time amend the 1984 Plan and the terms and conditions of any stock appreciation rights which have been theretofore granted.

     Amendments Requiring Stockholder Approval. Notwithstanding the provisions of the preceding paragraph, any amendment to the 1984 Plan which changes the option price as set forth in the 1984 Plan, or changes the method of computation of the amount payable upon exercise of a stock appreciation right pursuant to the 1984 Plan, or changes the directors, officers or other key employees or consultants eligible to receive stock options or stock appreciation rights under the 1984 Plan will not be effective unless approved by the holders of a majority of the common stock of the Company present, or represented by proxy, and entitled to vote thereon at a meeting called for such purposes within twelve months after the adoption of such amendment by the Board of Directors or the Compensation Committee.

     Plan Benefits. Set forth in the table below are the number of stock options that were granted under the 1984 Plan during the Company's last completed fiscal year, and the number of stock options that have been granted under the 1984 Plan to date, to (i) each of the named executive officers, (ii) all current executive officers as a group, (iii) all current non-employee directors as a group, and (iv) all current non-executive officer employees as a group. The amounts shown (a) include options granted by the Compensation Committee in March and June of 1997, and (b) do not include options granted to executive officers who have terminated employment.

                                              NUMBER OF STOCK
                                              OPTIONS GRANTED    NUMBER OF STOCK
                                                DURING LAST      OPTIONS GRANTED
NAME AND POSITION                               FISCAL YEAR          TO DATE
-------------------------------------------   ---------------    ---------------

Leonard Genovese, President and Chief
  Executive Officer........................       176,000             302,978
Allan Patrick, Executive Vice President....       101,750             195,147
John Harlow, Senior Vice President.........        84,150              84,150
Herbert Kett, Vice Chairman................        60,720             139,052
Jerome Stengel, Vice President and
  Treasurer................................        49,500             113,080
All Current Executive Officers as a
  Group....................................       768,570           1,443,335
All Current Non-Employee Directors as a
  Group....................................       207,900             331,349
All Current Non-Executive Officer Employees
  as a Group...............................       106,480             417,379

     No incentive stock options or stock appreciation rights have been granted under the 1984 Plan to date. Stock options to purchase 168,523 shares of Class A common stock granted under the 1984 Plan were exercised during the Company's last completed fiscal year. The number of stock options or stock appreciation rights that will be granted under the 1984 Plan to the above-named individuals and groups in the future is not determinable at this time.

     Market Value of Securities Underlying Stock Options. The last sale price of Class A Common Stock as reported on the American Stock Exchange on April 21, 1998 was $22.75 per share.

     Federal Income Tax Consequences. The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1984 Plan based on federal income tax laws in effect on January 1, 1998. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     (a) Tax Consequences to Participants.

          Non-qualified Stock Options. In general: (i) no income will be recognized by a holder of a non-qualified stock option at the time such stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the holder thereof in an amount equal to the difference between the option price paid for the shares of Class A Stock and the Fair Market Value of such shares if they are not restricted on the date of exercise; and (iii) at the time of sale of shares of Class A Stock acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) to the holder thereof, depending on how long such shares have been held.

          Stock Appreciation Rights. No income will be recognized by the holder of a stock appreciation right in connection with the grant of such stock appreciation right. When a stock appreciation right is exercised, the holder thereof normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the Fair Market Value of any nonrestricted shares of Class A Stock, received pursuant to such exercise.

          Special Rules Applicable to Officers and Directors. In limited circumstances where the sale of Class A Stock that is received as the result of a grant of an award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to such officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the Class A Stock received so long as the sale of the stock received could subject such officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

     (b) Tax Consequences to the Company. To the extent that a director, officer or other key employee recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an 'excess parachute payment' within the meaning of Section 280G of the Code, and
(ii) any applicable withholding obligations are satisfied.

                  OTHER MATTERS RELATING TO THE ANNUAL MEETING

     As of the date of this Proxy Statement, the Board knows of no business other than that described above to be presented for action at the 1998 Annual Meeting, but it is intended that all proxies will be exercised in accordance with the best judgment of their holders upon any other matters and/or proposals that may properly come before the meeting of the assembled shareholders, or at any adjournment thereof, in accordance with the direction of the persons named therein.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal which a holder of Common Stock intends to present at the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company, at 80 Marcus Drive, Melville, New York 11747, no later than the close of business on February 15, 1999. Reference is made to Rule 14a-8 under the Exchange Act for information concerning the content and form of such proposal and the manner in which such proposal must be made.

                             ADDITIONAL INFORMATION

     The Company's Annual Report, including certain financial statements, is being mailed concurrently with the Notice and Proxy Statement to all persons who were shareholders of record at the close of business on April 22, 1998, which is the record date for voting purposes. The Annual Report does not constitute a part of the proxy soliciting material.

     Upon the written request of any shareholder, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1998. Written requests for such report should be directed to the Secretary of the Company, 80 Marcus Drive, Melville, New York 11747.

                                          By Order of the Board of Directors,

                                          DONALD W. GROSS
                                          Secretary
May 7, 1998

                                                                       EXHIBIT A

                           GENOVESE DRUG STORES, INC.
         1984 EMPLOYEE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN
                                AMENDMENT NO. 7

     Pursuant to sections 21 and 22 of the Genovese Drug Stores, Inc. 1984 Employee Stock Option and Stock Appreciation Rights Plan (the '1984 Plan'), the 1984 Plan is hereby amended as follows:

     1. The first sentence of Section 5 of the 1984 Plan is amended by replacing the term '1,450,000' with '1,950,000.'

     2. The foregoing amendment shall be effective as of March 10, 1998, subject to the approval of such amendment by the shareholders of Genovese Drug Stores, Inc.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         ANNUAL MEETING OF SHAREHOLDERS OF GENOVESE DRUG STORES, INC.

         The undersigned shareholder of Genovese Drug Stores, Inc. does hereby nominate and appoint Leonard Genovese and Donald W. Gross, or either of them, as true and lawful attorneys and proxies of the undersigned with power of substitution, to vote as designated below all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Company at 80 Marcus Drive, Melville, New York 11747 on June 15, 1998 at 11:00 A.M., local time, or at any adjourment or adjournments thereof to the same extent with all powers the undersigned would possess if personally present and voting at said meeting or adjournments thereof.

/X/ Please mark your
    votes as in this
    example.

Nominees for Class III Directors to serve until the 2001 Annual Meeting

1. ELECTION OF DIRECTORS

   FOR      WITHHELD           Nominees: Abraham Allen, Thomas M. Cooney,
   / /        / /                        Leonard Genovese

To withhold authority for any individual nominee(s), cheack the box to vote "FOR" and strike a line through the nominee's name in the list at right.

2. Amend the 1984 Employee Stock Option and Stock Appreciation Rights Plan (the "1984 Plan") to increase by 500,000 the number of shares of Class A Common Stock eligible for awards under the 1984 Plan.

   FOR      AGAINST      ABSTAIN
   / /        / /          / /

This proxy will be voted as directed in the space provided or, if no direction is given, it will be voted FOR the election of directors and FOR the proposed amendment.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

SIGNATURE                                         DATE
         ----------------------------------------     --------------------------

                                                  DATE
         ----------------------------------------     --------------------------
                SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian give full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.